Exhibit 2.1

FIRST AMENDMENT
TO
AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 13, 2016, by and among APPLE REIT TEN, INC., a Virginia corporation (the “Company”), APPLE HOSPITALITY REIT, INC., a Virginia corporation (“Parent”) and 34 CONSOLIDATED, INC., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”).
WHEREAS, the Company, Parent and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of April 13, 2016 (the “Merger Agreement”);
WHEREAS, pursuant to Section 7.6 of the Merger Agreement, the Merger Agreement may be amended in writing by the Company (following the approval of such action by the Company Special Committee) and Parent at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time;
WHEREAS, the Company Shareholder Approval has not yet been obtained; and
WHEREAS, the Company, Parent and Merger Sub desire to enter into this Amendment to modify certain terms of the Merger Agreement as provided below.
NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions.  Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.
2. Amendment to Section 5.8(a).  Section 5.8(a) of the Merger Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
“(a) Termination of Advisory and Related Party Contracts.  On the date hereof, each of the Company and Parent have entered into a termination agreement, a copy of which is attached hereto as Exhibit D (the “Termination Agreement”), pursuant to which each of the contracts listed on Exhibit C attached hereto shall be terminated (with effect as of immediately after the Effective Time), without liability to such party.”

3. Amendment to Section 6.2(e).  Section 6.2(e) of the Merger Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:
“(e) Dissenting Shares.  The number of Dissenting Shares shall not exceed five percent (5%) of the Company Common Shares outstanding immediately prior to the Effective Time.”

4. Amendment to Exhibit B.  Exhibit B to the Merger Agreement is hereby deleted in its entirety and Exhibit B attached hereto is substituted in lieu thereof.

5. Limited Amendment.  Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Merger Agreement shall remain in full force and effect without any other amendments or modifications.
6. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.
7. Counterparts.  This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement and Plan of Merger as of the date first above written.

COMPANY:

 APPLE REIT TEN, INC.
By:            /s/ Glade M. Knight
Name:  Glade M. Knight
Title:  Chief Executive Officer

PARENT:

APPLE HOSPITALITY REIT, INC.
By:            /s/ Justin G. Knight
Name:  Justin G. Knight
Title:  President and Chief Executive Officer

MERGER SUB:

34 CONSOLIDATED, INC.
By:            /s/ Bryan Peery
Name:  Bryan Peery
Title:  President and Treasurer

Exhibit B

[See attached.]

Plan of Merger
merging
APPLE REIT TEN, INC.,
a Virginia corporation,
with and into
34 CONSOLIDATED, INC.,
a Virginia corporation

ARTICLE 1
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Apple REIT Ten, Inc., a Virginia corporation (the “Company”), shall be merged with and into 34 Consolidated, Inc., a Virginia corporation (“Acquisition Sub”), at the Effective Time (the “Merger”). Acquisition Sub is a wholly-owned subsidiary of Apple Hospitality REIT, Inc., a Virginia corporation (“Parent”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company, in accordance with the VSCA.

Section 1.2 Effective Time. The parties to the Merger shall file articles of merger (the “Articles of Merger”) with respect to the Merger executed in accordance with Section 13.1-720 of the VSCA and shall make all other filings or recordings required under the VSCA to effect the Merger. The Articles of Merger shall specify that the Merger shall become effective at such time and on such date as Acquisition Sub and the Company shall specify in the Articles of Merger (the time on the date the Merger becomes effective being the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA.

Section 1.4 Articles and By-Laws. The articles of incorporation and by-laws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the articles of incorporation and by-laws of the Surviving Corporation as of the Effective Time with the name of the Surviving Corporation changed to the name of the Company as of the Effective Time.

Section 1.5 Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) The Merger. By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company:

 (i) At the Effective Time, each issued and outstanding common share, no par value, of the Company (including any fractional shares) (the “Common Shares”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Series A Shares,” and together with the Common Shares, the “Units”) (other than the Merger Dissenting Shares (as defined in Section 2.3) or any Shares to be cancelled pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive 0.522 (the “Unit Exchange Ratio”) Parent Common Shares (the “Unit Stock Consideration”) and $1.00 in cash (the “Per Unit Cash Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Series B Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio (the “Series B Stock Consideration,” and together with the Unit Stock Consideration, the “Stock Consideration”) and (y) an amount equal to 12.11423 multiplied by $1.00 in cash (the “Series B Cash Consideration,” and together with the Per Unit Cash Consideration, the “Cash Consideration”). The aggregate of the Stock Consideration and the Cash Consideration shall collectively be referred to herein as the “Merger Consideration.”

(ii) No fractional Parent Common Shares shall be issued. Each holder of Shares who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares (the “Fractional Share Consideration”).

(iii) Each Share (including any fractional Share), issued and outstanding immediately prior to the Effective Time that is owned by Parent, Acquisition Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

 (iv)  All Shares converted pursuant to Section 2.1(a)(i), when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate (as defined below) or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including any Fractional Share Consideration) and any dividends or other distributions to which holders may be entitled in accordance with Section 2.2(e), without interest.

(b) Surviving Corporation. By virtue of the Merger, and without any action on the part of the holder thereof, each common share, no par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a duly authorized, validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

(c) Stock Options. The Company shall take all requisite action so that at the Effective Time, each outstanding option issued by the Company pursuant to any of its stock incentive plans (a “Stock Option”) whether or not exercisable at the Effective Time, shall be assumed by Parent by virtue of the Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable stock incentive plan including any applicable award agreement evidencing such Stock Option, from and after the Effective Time, each Stock Option so assumed by Parent under this Plan of Merger will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Stock Option immediately prior to the Effective Time as set forth in the applicable stock incentive plan (including any applicable award agreement, evidencing such Stock Option) immediately prior the Effective Time, except that, from and after the Effective Time, (A) each Stock Option, when exercisable, will be exercisable for that number of whole Parent Common Shares equal to the product of the number of Common Shares that were subject to such Stock Option immediately prior to the Effective Time multiplied by the Equity Exchange Factor, rounded down to the nearest whole number of Parent Common Shares and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Stock Option will be equal to the quotient determined by dividing the exercise price of each Common Share subject to such assumed Stock Option by the Equity Exchange Factor, rounded up to the nearest whole cent.

(d) Certain Adjustments. If, before the Effective Time (and as permitted by ARTICLE IV of the Agreement and Plan of Merger, dated as of April 13, 2016, among the Company, Acquisition Sub and Parent (the “Merger Agreement”)), the outstanding Shares and/or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Plan of Merger prior to such event.

Section 2.2 Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent and exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Shares for the Merger Consideration.

(b) Exchange Fund.  At or before the Effective Time, Parent shall deposit or cause Acquisition Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, the Fractional Share Consideration, and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e) (such evidence of book-entry Parent Common Shares and cash amounts, the “Exchange Fund”), in each case for the benefit of the holders of Shares. Promptly after the date that the Merger becomes effective, in accordance with the procedures set forth in Section 2.2(c), Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e), out of the Exchange Fund in accordance with this Plan of Merger. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Plan of Merger.

(c) Exchange Procedures.

(i) As promptly as practicable after the Effective Time and in no event later than two Business Days following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (A) a letter of transmittal (“Letter of Transmittal”), in customary form and with such other provisions as reasonably agreed upon by the Company and Parent prior to the Effective Time, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Shares represented by certificates (“Certificates”) or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this ARTICLE 2 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(ii) and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this ARTICLE 2. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any dividends or distributions to which such holder may be entitled pursuant to Section 2.2(e).

(iii) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

  (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares prior to the Merger who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent and the Surviving Corporation (and only as general creditors thereof) for payment of the applicable Merger Consideration, subject to applicable abandoned property, escheat and other similar Laws.

(e)  No Further Ownership Rights in Capital Stock of the Company.  The Merger Consideration (including the Fractional Share Consideration) issued upon exchange of the Shares in accordance with the terms of this ARTICLE 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the Shares in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(f) No Liability.  None of Parent, the Company, Acquisition Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any holder of Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 2.3 Appraisal Rights.  Notwithstanding anything in this Plan of Merger to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Merger Dissenting Shares”) shall not have any of such Merger Dissenting Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Merger Dissenting Shares shall be entitled to obtain payment of the fair value of such Merger Dissenting Shares in accordance with the provisions of Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters' rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder's Merger Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, as provided in Section 2.1(a)(i) hereof. Parent shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Merger Dissenting Shares.

Section 2.4 Further Assurances.  If, at any time before or after the Effective Time, any of the parties to the Merger Agreement reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Plan of Merger at or after the Effective Time, then the Company, Parent, Acquisition Sub and/or the Surviving Corporation, as applicable, and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Plan of Merger.

ARTICLE 3
AMENDMENT

Section 3.1 Amendment. This Plan of Merger may be amended in writing by the Company (following the approval of such action by the Special Committee) and Parent at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval is obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to the Company’s shareholders, (ii) the articles of incorporation of the Surviving Corporation except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Plan of Merger if the change would adversely affect the shareholders of the Company in any material respect. The Board of Directors of the Company shall act solely with the prior approval of the Special Committee thereof with respect to any actions of the Company to be taken with respect to this Plan of Merger, including any amendment, modification, or waiver of this Plan of Merger.

ARTICLE 4
DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Book-Entry Share” means Shares registered in the transfer books of the Company in book-entry.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

(c) “Company Shareholder Approval” means the affirmative vote of the Company’s shareholders necessary to approve the Merger and this Plan of Merger.

(d)     “Equity Exchange Factor” means the number (rounded to the third decimal place) equal to the quotient of (i) divided by (ii), where: (i) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying (A) the APLE Price by (B) the Unit Exchange Ratio; and (ii) equals the APLE Price.  For these purposes, the “APLE Price” equals the average of the closing price of Parent Common Shares on the New York Stock Exchange on the trading day immediately prior to and after the date on which the closing of the Merger occurs.

(e) “Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign

(f) “Law” or “Laws” means any federal, state, local or foreign statute, law, regulation, Permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

(g)    “Parent Common Shares” means the common shares, no par value, of Parent.

(h) “Permit” means any franchise, grant, easement, consent, certificate, permit, license (including liquor license), variance, authorization, exemption, order, registration and approval of any Governmental Entity.

(i)   “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j) “Shares” means all Units and Series B Shares.

(k)    “Special Committee” means a special transaction committee of the Board of Directors of the Company consisting solely of non-employee directors of the Company.

(l) “Subsidiary” or “Subsidiaries” means any other Person or Persons that a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

(m) “Tax” or “Taxes” means all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional  amounts imposed with respect thereto) imposed by any Governmental Entity.

(n) “VWAP of Parent Common Shares” means the volume weighted average price of Parent Common Shares for the ten (10) day trading period ending on the third trading day immediately preceding the date the Merger becomes effective, as reported by Bloomberg.